WIZARD WORLD LICENSE AGREEMENT

This Wizard World Amended and Restated License Agreement (this “Agreement”) is entered into and effective as of 12:01 a.m. (Pacific time) on July 1, 2015 (the “Amendment Effective Date”), by Wizard World, Inc., a Delaware corporation (“WW”), and Con TV, LLC, a Delaware limited liability company (“JV”).

RECITALS

A. WW and Cinedigm Entertainment Corp. (“Cinedigm”) are joint owners of JV, which has been formed to fund, design, create, launch, and operate a digital network, worldwide in scope, which will distribute digital, on-demand entertainment via the internet and other consumer digital distribution platforms and media (e.g., gaming consoles, set-top boxes, handsets, and tablets) (“Network”), and to develop an e-commerce retail solution and create original content for the Network.

B. WW and JV entered into a Wizard World License Agreement on August 27, 2014 (the “Original Effective Date”), which the parties hereby wish to amend and restate (the “Original Agreement”).

C. JV distributes digital, on-demand entertainment via the Network focusing on the “Comic Con Sector”, as that term is defined in Section 6.6(a) of that certain Amended and Restated Operating Agreement of Con TV, LLC of even date herewith (“Operating Agreement”), and has developed an e-commerce retail solution and created original Comic Con Sector content for the Network (the “JV Business”.) The content developed and/or distributed via the Network may include still images, film or video footage, audio product, and visual representations, whether generated optically, electronically, digitally or by any other means (“Content”).

D. WW is the owner of certain registered and unregistered trademarks and service marks, pending applications or registrations issued in connection therewith, common law rights in trademarks and service marks and corresponding rights in any other country in the world, and the goodwill symbolized by all of the foregoing, as listed on Exhibit A attached hereto and incorporated herein by this reference (each individual mark, and the marks taken as a whole, referred to as the “Trademarks”).

E. WW owns or controls Content that WW , in its sole discretion, delivered to JV for use in the JV Business solely as described in this Agreement, which shall include only the items listed on Exhibit A and any Reproductions of same (each individual item, and the items taken as a whole, referred to as “WW Content”). “Reproduction” and “Reproduce” means any form of duplication, copying or publication of any or all of the WW Content, by whatever means, or the cropping, distortion, or manipulation of the whole or any part of the WW Content.

F. WW owns or controls certain existing and future copyright rights, moral rights, trade secrets, and other similar intellectual property rights in the U.S. and anywhere else in the world, in materials, software, data, databases, and other information (in any format whatsoever), which WW chooses, in its sole discretion to deliver to JV for use in the JV Business solely as described in this Agreement, which shall initially include only those described in Exhibit A (collectively, “Additional Intellectual Property”).

G. WW desires to allow JV, upon the terms and subject to the conditions of this Agreement, to continue to use the Trademarks, WW Content, and Additional Intellectual Property (each individual item, and the items taken as a whole, referred to as “WW Intellectual Property”) for use in the JV Business solely as described in this Agreement.

H. JV desires to continue to use WW Intellectual Property for the purposes of the JV Business, and desires in turn to continue to license to WW intellectual property for which JV is the owner, registrant, or licensee (with respect to the latter, each individual item, and the items taken as a whole, referred to as “JV Intellectual Property”).

I. The parties have entered into that certain Amended and Restated Wizard World Services Agreement of even date herewith, under which WW has agreed to provide Services (as that term is defined therein) to JV (“Services Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Licenses

a)	WW Content.

i.	Ownership and License Grant. WW or its suppliers shall own or control all right, title, and interest in and to WW Content. In consideration for the license granted to WW by JV in Section 2d)iii, WW hereby grants to JV an exclusive, worldwide, fully-paid, revocable (as set forth in Section 4 of this Agreement) license (under the terms of this Agreement) to use, Reproduce, modify (subject to Section 2d)i), distribute, disclose, publish, and display WW Content, solely in conjunction with Permitted Uses, subject to (A) restrictions on term, territory, modifications, or otherwise provided to JV in writing (including via metadata incorporated into the WW Content) with respect to individual items included in WW Content, and (B) fees required to be paid to third party owners or profit participants relating to WW Content sublicensed by WW to JV (“Third Party Content”). JV’s license rights herein are limited to the following purposes (collectively, “Permitted Uses”):

a.	For use, publication, and distribution solely via the Network, whether provided at no charge or on a subscription or other license fee basis;

b.	For creation and publication of advertising and promotional materials for the JV Business;

c.	Any other uses approved by WW in writing in its sole discretion.

ii.	License Restrictions and Requirements. JV must retain the copyright symbol, the name of WW or the original owner, and any other credit information, if any, provided in, on, or with WW Content, each item of WW Content’s identification number, and any other information as may be embedded in the electronic file containing the original WW Content. JV shall not permit any third party to copy WW Content, except that this Agreement includes the right of JV to sublicense WW Content (including JV’s right to copy) solely to subcontractors providing services to JV for the purposes of Permitted Uses.

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b)	Trademark License. WW hereby grants to JV an exclusive (with respect to third party licenses and WW’s own use), fully-paid, revocable (as set forth below in this Section) license (under the terms of this Agreement) to the use and copy Trademarks, solely in conjunction with Permitted Uses. This Agreement includes the right to sublicense solely to subcontractors providing services to JV for the purposes of Permitted Uses. All use by or for JV of Trademarks shall be in accordance with WW policies from time-to-time communicated to JV, and neither JV nor any of its sublicensees shall have any interest in any Trademarks except as expressly provided in this Agreement; all such use shall inure to the sole benefit of WW. If JV fails to abide by WW’s instructions relating to Trademarks, WW shall give JV 30 day’s written notice of default, and if JV fails to cure such default to WW’s satisfaction within that period, JV’s license under this Section shall terminate immediately without any further notice from WW. JV’s use of Trademarks shall cease immediately upon such termination of this license. JV’s use of Trademarks shall cease immediately upon such termination of this license, and JV shall cooperate with WW in contacting all then-current JV sublicensees to address Trademark agreements as WW chooses.

c)	Additional Intellectual Property License. In consideration for the license granted to WW by JV in Section 2d)iii, WW hereby grants to JV an exclusive (with respect to third party licenses and WW’s own use), fully-paid, revocable (as set forth in Section 4 of this Agreement) license (under the terms of this Agreement) to use, copy, modify (subject to Section 2d)i), distribute, disclose, publish, and display the Additional Intellectual Property, subject to JV’s confidentiality obligations under Section 3, solely in conjunction with the Permitted Uses. This Agreement includes the right to sublicense solely to subcontractors providing services to JV for the purposes of Permitted Uses.

d)	Exclusivity Exceptions. Notwithstanding anything to the contrary in this Section 1, WW may use de minimus portions of items of WW Content for Comic Con convention promotion purposes only, including publication of such portions on social media sites, You Tube, and the internet, as long as WW does not use a substantial portion of items of WW Content.

e)	Limited Rights. No ownership or copyright in any WW Intellectual Property shall pass to JV by the issuance of the license contained in this Agreement. Except as expressly stated in this Agreement, WW grants JV no right or license, express or implied, to WW Intellectual Property. Any use of WW Intellectual Property in a manner not expressly authorized by this Agreement or in breach of a term of this Agreement constitutes copyright infringement, entitling WW to exercise all rights and remedies available to it under copyright laws around the world.

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2.	WW and JV Business.

a)	WW Content Obligations. WW provided 60 hours of WW Content to JV no later than 180 days following the Original Effective Date, and has provided a minimum of 30 new hours of WW Content to JV over the course of each calendar quarter prior to the Amendment Effective Date. Following the Amendment Effective Date, WW will not be obligated to provide any new WW Content to JV; provided, however, that the foregoing shall not prevent JV’s access to WW’s shows or conventions for the purpose of producing content. The WW Content listed in Exhibit A as of the Original Effective Date, shall be the exclusive description of WW Content under this Agreement. The specific items of WW Content licensed under this Agreement shall be in the sole discretion of WW.

b)	Network Exclusivity. As long as WW owns an interest in JV, WW and its subsidiaries shall exclusively use the Network for their digital linear or on-demand streaming requirements, including on the internet or other consumer digital distribution platforms and media (e.g., gaming consoles, set-top boxes, handsets, and tablets) (collectively, “Streaming”), and will exclusively promote the Network as an extension of their Comic Con Sector events, including as an add-on to any annual pass/annual Comic Con Sector events membership, provided, however, that WW will be permitted to use its own digital media properties (i.e., WW’s website, Facebook, YouTube, Twitch, etc.) solely for the purpose of promoting WW’s shows and conventions. WW and its subsidiaries will not use any other Streaming technology or provider for any business related to the Comic Con Sector.

c)	Ad Inventory. In consideration for the licenses from WW to JV hereunder, JV will provide to WW, at no charge, a reasonable amount of ad inventory on the Network for WW’s cross-platform sponsors of WW’s live events, so long as such sponsorship enhances Network awareness and subscription sign-ups, as determined by the Board of JV on a case-by-case basis.

d)	JV Intellectual Property Rights and License.

i.	Modified WW Intellectual Property. WW agrees that all modifications created by or for JV of WW Content and WW Additional Intellectual Property (collectively, “Modified WW Intellectual Property”), shall be owned by JV, and Modified WW Intellectual Property shall be considered JV Intellectual Property. All modifications to WW Content must be pre-approved in writing by WW in its sole discretion.

ii.	WW Contact Database. WW has provided and shall continue to provide remote electronic access to JV on a monthly basis, or more often upon JV’s reasonable request, to WW’s database of email addresses and other contact information for individuals and entities (“Entries”) collected by or for WW in the Comic Con Sector (“WW Contact Database”). Upon request by JV in connection with Permitted Uses, in accordance with the terms of the Services Agreement, WW will use any and all requested Entries as part of an email or other communications. JV shall continue to own all Entries in which it has or had any ownership rights as of or prior to the Amendment Effective Date under the terms of the Original Agreement.

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iii.	JV Intellectual Property Ownership. JV or its suppliers shall own all right, title, and interest in and to the JV Intellectual Property. In consideration of the licenses granted to JV by WW in Section 1, and subject to WW’s confidentiality obligations under Section 3, JV hereby grants to WW a non-exclusive, worldwide, fully-paid, irrevocable license to use, copy, modify, sublicense, distribute, disclose, publish, and display all JV Intellectual Property, to the extent the JV Intellectual Property is conceived, created, made, developed, licensed, or acquired by JV prior to the last date that WW owns 10% or more of the ownership interests in JV (provided that dilution to WW’s equity ownership solely as a result of employee equity plans shall be disregarded in the calculation of WW’s equity ownership in JV) (“Ownership Exit Date”). Notwithstanding the foregoing, WW shall not sublicense or distribute any Content included in the JV Intellectual Property. WW shall not use JV Intellectual Property in conjunction with any digital and/or on-demand channels or electronic publications on the internet or other consumer digital distribution platforms and media (e.g., gaming consoles, set-top boxes, handsets, and tablets) targeted toward the Comic Con Sector, without the prior written approval of JV. No ownership or copyright in any JV Intellectual Property shall pass to WW by the issuance of the license contained in this Section. Except as expressly stated in this Section, JV grants WW no right or license, express or implied, to JV Intellectual Property. Any use of JV Intellectual Property in a manner not expressly authorized by this Agreement or in breach of a term of this Agreement constitutes copyright infringement, entitling JV to exercise all rights and remedies available to it under copyright laws around the world.

iv.	Collaboration. If JV funds or participates in developing Content, materials, software, data, databases, ideas, inventions, processes, methods, or information (in any format whatsoever) for use by WW (“Collaborative Intellectual Property”), WW shall own all right, title, and interest in and to the Collaborative Intellectual Property, and hereby grants to JV a perpetual, irrevocable, royalty free, non-exclusive license to use the Collaborative Intellectual Property in the JV Business. WW’s use of the Collaborative Intellectual Property shall be subject to the restrictions on WW’s competition with JV set forth in the Operating Agreement, during the period in which WW owns any ownership interest in JV, and for any post-ownership non-competition period set forth in the Operating Agreement or other written agreement addressing the sale by WW of its entire ownership interest in JV.

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3. Confidentiality. Either party may have and may continue, at its discretion, to divulge certain confidential information and proprietary trade secrets to the other, which are only shared by the disclosing party with third parties on a confidential basis. Each party shall preserve in strict confidence any confidential or proprietary information obtained from the other concerning the business or affairs of the other and affiliated entities, including but not limited to price lists, marketing strategies, customer lists, mailing lists, employee lists, software, databases, data, art work, designs, brochures, and procedures, whether furnished before or after the date of this Agreement, whether tangible or intangible and in whatever form or medium provided (“Confidential Information”). The parties shall refrain from disclosing, during the term of this Agreement and at any time thereafter, any such Confidential Information to any person or persons, natural or corporate, except its employees, subcontractors, and sublicensees with a need-to-know, and shall protect the disclosing party’s Confidential Information in the same manner as the receiving party protects its own Confidential Information and in any case in a reasonable manner. The receiving party shall not disclose the disclosing party’s Confidential Information to any subcontractors or sublicensees until such third parties have executed confidentiality agreements protecting the disclosing party’s Confidential Information in a substantially similar manner to the terms of this Section. Each party shall cease using and destroy the other party’s Confidential Information upon termination or expiration of this Agreement and, upon request, certify in writing to the other party that such actions have been taken. For purposes of this Agreement, Confidential Information shall not include, and these obligations shall not apply to, information that: (a) is now or subsequently becomes generally available to the public through no fault of recipient; (b) recipient can demonstrate was rightfully in its possession prior to disclosure to recipient by disclosing party; (c) is independently developed by recipient prior to the date of this Agreement without the use of any Confidential Information provided by disclosing party; or (d) recipient rightfully obtains from a third party who, to the knowledge of recipient, has the right, without obligation to disclosing party, to transfer or disclose such information.

4.	Termination, Revocation, and Buy Out.

a)	WW Content License Revocation. Notwithstanding JV’s license in Section 1a), specific items of Third Party Content are only licensed to JV for the maximum period of time that WW has the rights necessary to license such Third Party Content for the purposes described in this Agreement. All JV license rights to an item of Third Party Content to which WW no longer has the rights shall be automatically revoked upon written notice from WW, and JV shall cease all use of such Third Party Content. Notwithstanding anything to the contrary herein, if JV fails to comply with the license restrictions herein within 30 days following receipt of written notice of breach, WW shall have the right upon written notice to revoke the specific license(s) to WW Content to which such breach relates.

b)	JV Ownership – License Termination. If WW sells to a third party or Cinedigm or JV all, but not less than all, of WW’s ownership interests in JV, JV’s license rights under Section 1 shall terminate on the date that is three (3) months following the closing date of such sale or put, unless WW and JV, in their mutual sole discretion, enter into a new written license agreement for continuing use of all or some of the WW Intellectual Property that includes agreed royalties and other terms and conditions; provided, however, that JV’s license to any WW Content incorporated into Modified WW Intellectual Property shall be irrevocable and royalty-free, as long as such WW Content is only used as agreed by WW pursuant to Section 2 b)i to be incorporated into the Modified WW Intellectual Property.

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c)	Termination of Agreement Due to Breach; Remedies. This Agreement may be terminated without further notice by the non-breaching party: (i) within 30 days following the date of written notice if a party fails to cure its non-compliance with any provision of this Agreement as described in such written notice by the non-breaching party, or (ii) following 30 days’ written notice from JV in the event WW fails to provide the WW Content required under Section 2a). In the event of a termination pursuant to this Section 4c), the non-breaching party shall, notwithstanding the termination, retain its rights and remedies in respect of such breach, at law and at equity, including the right to specific performance or money damages.

d)	The following provisions shall survive termination of this Agreement: Sections 1e), 2 b), 2d), 3, 4b), 4 c), 4d), 5-7, and 9-11.

5. No Warranties. WW INTELLECTUAL PROPERTY AND JV INTELLECTUAL PROPERTY, RESPECTIVELY, ARE PROVIDED “AS IS” WITHOUT ANY WARRANTIES WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, TITLE, OR NON-INFRINGEMENT. JV should examine all WW Intellectual Property for possible defects (whether digital or otherwise) before using or sending any WW Intellectual Property for Reproduction. Except as described in Section 6, WW shall not be liable for any loss or damage suffered by JV or any third party, whether directly or indirectly, arising from any alleged or actual defect in any WW Intellectual Property or in any way from its Reproduction.

6.	Indemnities.

a)	Indemnification Obligations. Each party (“Indemnifying Party”) shall indemnify, defend, and hold the other party, its members, shareholders, employees, subcontractors, and sublicensees (“Indemnified Party”) free and harmless from any and all third party claims, damages, fines, or lawsuits (including, without limitation, reasonable attorney’s fees) (collectively, “Claims”) to the extent arising from: (i) any failure by the Indemnifying Party to comply with applicable laws, regulations, procedures, government policies and requirements, including without limitation those related to data privacy and security, or (ii) infringement of any patent, copyright, trade secret, moral, trademark, or other similar intellectual property rights of such third party by the WW Intellectual Property where WW is the Indemnifying Party, by the JV Intellectual Property where JV is the Indemnifying Party, or by the portion of Collaborative Intellectual Property developed or provided by an Indemnifying Party (“Indemnifying Party IP”). Notwithstanding anything to the contrary above, an Indemnifying Party shall have no obligations under this Section 6a) to the extent a Claim arises from the Indemnified Parties’ infringement of any third party patent, copyright, trade secret, moral, trademark, or other similar intellectual property rights.

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b)	Intellectual Property Infringement. If Indemnifying Party IP becomes the subject of a Claim of infringement described in Section 6a)(ii), or in Indemnifying Party’s opinion is likely to become the subject of such a Claim, then Indemnifying Party, may, at its option and in addition to its obligations described in Section 6a)(i) modify Indemnifying Party IP to cure the intellectual property rights violation, provided such modification does not materially adversely affect the use of Indemnifying Party IP as described in this Agreement; (ii) procure for Indemnified Party the right to continue using Indemnifying Party IP pursuant to this Agreement; or (iii) provide an equivalent alternative to Indemnifying Party IP as mutually agreed in writing by the parties. All costs associated with implementing any of the above alternatives shall be borne by Indemnifying Party.

c)	Indemnification Procedures. Indemnified Party shall promptly notify Indemnifying Party of any Claim in writing and promptly deliver to Indemnifying Party any papers served upon it in any proceeding covered by this indemnity, and Indemnifying Party will defend the same at its expense. Indemnified Party shall, however, have the right to participate in the defense of such claim at its own expense. Neither party shall settle any Claim in any manner that imposes obligations on the other party without the other party’s prior written consent, which consent shall not be unreasonably withheld.

7. Limitation of Liability. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT for third party claims that include such damages, (I) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCURRED BY THE OTHER PARTY AND RELATED TO THIS AGREEMENT, AND (II) WITH RESPECT TO ONE PARTY’S DAMAGES RESULTING FROM THE OTHER PARTY’S ACTIONS FOR WHICH THE OTHER PARTY HAS MADE A CLAIM AND BEEN PAID UNDER ITS INSURANCE SET FORTH IN SECTION 8, PAYMENT TO THE DAMAGED PARTY OF ALL AMOUNTS AWARDED TO THE OTHER PARTY UNDER SUCH INSURANCE SHALL BE THE DAMAGED PARTY’S SOLE REMEDY RELATING TO SUCH CLAIMS. EXCEPT TO THE EXTENT LIMITED BY THE FOREGOING, EACH PARTY SHALL BE ENTITLED TO ALL OF ITS DIRECT DAMAGES UNDER THIS AGREEMENT.

8. Insurance. Each of the parties shall, at its own cost and expense, procure, keep and maintain throughout the term of this Agreement, insurance coverage in the minimum amounts of: $2,000,000 per occurrence and $2,000,000 annual aggregate for commercial general liability; $5,000,000 per occurrence and $5,000,000 annual aggregate for professional liability; and applicable state statutory limits for workers compensation. Such policies shall cover the parties and their officers, employees and agents, for all acts, errors, omissions, and indemnities while performing under this Agreement, and shall include the other party as an additional insured under such policies. Each party shall provide copies of any and all insurance policies within 10 days of the other party’s written request for such policies.

9. Governing Law; Dispute Resolution. Except to the extent that federal law may preempt state law with respect to the matters covered hereby, this Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of laws thereof. The parties agree to comply with the dispute resolution procedures in Section 11.16 of the Operating Agreement, and Section 11.16 is incorporated herein by reference. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE PARTIES HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING, COUNTERCLAIM OR DEFENSE BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER OR IN ANY WAY CONNECTED TO THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO RELATING TO THIS AGREEMENT.

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10. Notices. Notices and other communications by either party under this Agreement shall be deemed given 3 days after the date of deposit with a reputable courier or the U.S. Post Office, postage prepaid, addressed as follows:

If to Cinedigm:
Cinedigm Entertainment Corp.
1901 Ave. of the Stars, 12th Floor
Los Angeles, California 90067
Attn: Gary Loffredo, General Counsel

With a copy to: Christopher R. O’Brien, Polsinelli LLP
2049 Century Park East, Suite 2300
Los Angeles, California 90067

If to JV:
Con TV, LLC
1901 Ave. of the Stars, 12th Floor
Los Angeles, California 90067
Attn: Gary Loffredo, General Counsel

If to WW:
Wizard World, Inc.
1350 Avenue of the Americas, 2nd Floor
New York, NY10019
Attn: John Macaluso, CEO

With a copy to: Dan Black, Greenberg Traurig, LLP
1840 Century Park East, Suite 1900
Los Angeles, CA 90067

11. Miscellaneous. This Agreement, together with Exhibit A, embodies the entire agreement and understanding of the parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings relating to the subject matter herein, including without limitation the Original Agreement. It may not be modified or any right waived in any way without the written consent of both parties. If any portion or provision shall be held by any court of competent jurisdiction to be illegal or void, the remaining portions and provisions shall remain in full force and effect. JV shall not have the right to assign this Agreement in whole or in part without WW’s prior written consent.

[signature page follows]

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IN WITNESS WHEREOF, the parties have caused the execution of this Agreement with the intent to be legally bound as of the Amendment Effective Date.

WIZARD WORLD, INC. (“WW”)	CON TV, LLC (“JV”)

Signature:	Signature:
Name (Print):	Name (Print):
Title:	Title:
Date:	Date:

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Exhibit A

Trademarks

Registered Trademarks:

Trademark	U.S. PTO ID Number
WIZARD WORLD	Registration No. 4034997
WHERE POP FI COMES TO LIFE	Serial No. 85332437
POP FI	Serial No. 85332397
WIZARD WORLD GIRLS	Serial No. 85308846; Registration No. 4220251

All trademark applications and domain names related solely to the JV Business and not otherwise contributed to JV under the Operating Agreement.

WW Content (separate list to be provided by WW in writing)

Additional Intellectual Property

Software, databases, data, podcasts, the look and feel and text on websites, social media sites, and You Tube sites, photographs, art work, designs, brochures, procedures, and graphics and art work as may be delivered by WW to JV under the terms of the Agreement, including all copyright, trade secret, moral and other similar rights therein.

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